Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Acreage Holdings, Inc. of our reports dated October 22, 2018, except Note 14, which is as of January 29, 2019 and December 1, 2017, relating to the consolidated financial statements of Applied Inventions Management Corp., each of which is included in the Acreage Holding, Inc. Registration Statement on Form 40-F filed on January 29, 2019 with the United States Securities and Exchange Commission.

Chartered Professional Accountants
Licensed Public Accountants
February 28, 2019
Toronto, Ontario